EXHIBIT 10.33

April 2, 2015

PERSONAL & CONFIDENTIAL

Dear Mr. Bob Dechant.

We are pleased to extend an invitation for you to join as an employee of TRG Customer Solutions. Inc. (dba IBEX Global Solutions), an entity organized under the laws of Delaware and having a principal office address at 1700 Pennsylvania Avenue NW, Suite 560. Washington. DC 20006, USA (the "Company''). This invitation is based upon the expectation that your proposed work for the Company shall be a mutually rewarding and enriching experience, and we are excited about the opportunities that this position offers you and the Company.
Your Employment with the Company is expected to commence on April 15, 2015 or on such other date as agreed between the Parties in writing ("Commencement Date"). The commencement of your employment shall be subject to your execution of this agreement (the “Agreement"), execution of the Arbitration Agreement attached hereto as Exhibit B, transmission of valid proof of employment authorization, and passing of standard background checks to the satisfaction of the Company. “Employment" means your employment by the Company under the terms of this Agreement, along with any resulting appointments as an officer or a director of the board of director of the Company’s affiliates. The Company and you are collectively referred to herein as the “Parties” and individually as a “Party”.

1.Position. Your position with the Company shall be Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”) or its designees.

2.Duties. You will be principally responsible for all aspects of the business of the Company and its affiliates, including but not limited to maintaining and growing current business, developing new business opportunities, managing the service operations, managing relationships with customers, vendors, partners, consultants, and suppliers, managing risks and costs, ensuring that the Company complies with all laws and regulations and maintains its good standing and goodwill, providing information to the Board upon request, and performing additional duties for the Company or its affiliates as may be required from time to time, including those required by the Board (collectively the “Duties"). It is also expected that you will be appointed as a member of the Board and the Chief Executive Officer of the Company’s parent company, IBEX Global Solutions, PLC, a publicly-listed United Kingdom company ("IBEX”), and upon such appointments your Duties shall include, respectively, serving as a Director on the Board and as the Chief Executive Officer of IBEX. You shall use your best efforts to further the interests of the Company and shall devote all of your business time and attention to performing your Duties hereunder. You shall also comply at all times with the written policies of the Company as issued as of the date this Agreement or as later adopted or modified by the Company (“Company Policies”).

3.Authority. As Chief Executive Officer, you shall have the authority consistent with such position, including but not limited to the ability to sign on behalf of the Company. to enter into agreements on behalf of the Company, to exercise the Company’s legal rights, and to hire and terminate Company employees, provided however, that without the prior formal approval of the Board, you may not, on behalf of the Company or its affiliates:

a.enter into any agreement providing for: (a) employment for any fixed term or duration, (b) an employment severance or notice of termination obligation of equal to or more than 6 months, (c) employment gross salary and/or guaranteed bonus compensation which, in the aggregate, is in excess of the rate of $250.000 per year, provided that you may proceed with employment agreements despite clauses (a) and (b) if and to the extent required for compliance with applicable non-U.S. law, or (d) any individual consulting or contractor service arrangement that commits the Company to pay such consultant or contractor more than $100,000. It should be noted that any “C level” position hires will be reviewed with the Board prior to any formal offer. Additionally it should be noted that any budgeted management positions should be considered approved positions provided that the business has not incurred an adverse change.

b.award any cash bonus to any employee in excess of $50.000 in any calendar year;

c.award or pay out to yourself any cash or equity bonus or otherwise increase your compensation beyond that set forth in this Agreement;

d.borrow funds in excess of $100.000 in the aggregate, make capital expenditures in excess of what has been approved by the Board in the Company’s annual budget or any capital expenditures in excess of $100,000 with any single or related parties in the aggregate, make any vendor commitments in excess of $100,000 except if authorized in the Board-approved annual budget of the Company, or enter into an agreement to do any of the foregoing:

e.sell or transfer shares of stock or any other security or option thereof, create or sell any subsidiary, acquire any company or the business or substantially all the assets of thereof, or effect any merger, consolidation, or other corporate reorganization;

f.retain any legal counsel. or any auditor, accountant, or any other external financial advisor for any material matter:

g.alter or adopt any employee benefit plans or Company compensatory policy:

h.terminate or detrimentally modify any material customer contract or relationship.

4.Covenants. You hereby agree to the covenants and obligations set forth in Exhibit A to this Agreement.

5.Location. The Company's offices in Washington, DC will be your place of employment. Your Duties will require significant domestic and international travel, and you agree to travel as required to perform such Duties.

6.Compensation.

a.Base Salary. You will earn base salary compensation at the monthly rate of $33.333.33, which is equivalent on an annualized basis to $400.000 ("Base Salary''), subject to normal payroll taxes and withholdings. Your Base Salary shall be paid to you in accordance with the Company's standard employee payroll schedule then in effect. Your Base Salary is prospectively adjustable by the

Board in its sole discretion, and such adjustments shall be effective only upon the Board's delivery to you of written notice of such an adjustment.

b.Bonus. You will be eligible to earn an annual bonus in an amount targeted at 75% of your Base Salary. Whether you are awarded such a bonus and the amount thereof shall be determined by the Board, acting in its sole discretion. The Board shall look to your performance and the performance of the Company in deciding whether to award any annual bonus and the magnitude or timing of payment thereof. You may receive other cash or equity bonus compensation, the existence, timing, and magnitude of which shall be determined by the Board in its sole discretion. Any bonus or equity bonus shall be deemed earned only when actually paid or, for the equity, formally granted to you.

c.Stock Option Grant. The Company will recommend to the Board of Directors of IBEX that you be granted a stock option entitling you to purchase 700,000 shares of IBEX's common stock (which equates to approximately 1.75% of the shareholding of IBEX, as measured on your Commencement Date), at a strike price per share as determined by the Board of Directors of IBEX. The Company will recommend that the options become vested as follows: 25% of the granted options shall vest on the 1 year anniversary of your Commencement Date, with the remainder of the granted options vesting monthly thereafter in equal amounts over 36 months. Any stock option granted to you will be subject to the terms and conditions of IBEX's Stock Option Plan and your execution of the exercise agreement and notice of grant evidencing the option (collectively, the "Plan Documents''). Other than as set forth in Section 7.a.iii below, or in Exhibit A, upon the termination of your employment for any reason, vesting of any granted stock options shall cease and any unvested portions shall then expire; however, subject to the terms of the Plan Documents, you shall have 3 months in which to exercise any option that has vested as of the date of such termination, after which the options shall be void.

d.    Benefits. You will also be eligible to participate in the benefits plans established by the Company, subject to the participation and eligibility requirements of those plans. The benefit plans currently offered by the Company include health, dental, vision, disability, and life insurance plans, as well as a 401 (k) plan. The Company reserves the right to modify, amend and/or terminate any and all of its benefits plans at its discretion.

e.    Leave. You will be entitled to a maximum of 15 days of paid vacation and sick leave per year, subject to any requirements of any applicable Company policy. This leave shall be earnable by you at the rate of 1.25 days of paid leave for each month worked by you, provided that in no event shall your earned leave be allowed to exceed 15 days in the aggregate. Any leave days not taken shall be void upon the termination of your employment, and you will receive no payment for them. You agree to inform the Board in advance of your taking a leave of more than 2 consecutive business days, and, whenever practical, you shall use reasonable efforts to not take any leave in a manner that would materially interfere with the business or the Company or the performance of your Duties.

f.Reimbursement of Expenses. The Company will reimburse you for all reasonable expenses, including reasonable travel and entertainment expenses, incurred or paid by you in connection with, or related to, the performance of your Duties, upon your presentation of documentation, expense statements, vouchers and/or such other supporting information as the Company may request and which is in compliance with the Company Policies. The expenses eligible for reimbursement under this provision may not affect the amount of such expenses eligible for reimbursement in any other taxable year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

g.Relocation: You agree to relocate your primary residence to the Washington DC area within a reasonable timeframe and no later than June 30, 2015. The Company will reimburse you for up to $30,000 (“Relocation Allowance Amount”) in reasonable expenses actually incurred by you by you in such relocation such as moving costs and trips to the Washington DC area made for the primary purpose of relocation. ln addition to the Relocation Allowance Amount, the Company shall reimburse you for up to $65,000 in commissions paid by you to a real estate agent for the sale of your existing residence in the Boston area, provided you first submit reasonable documentation evidencing the amount paid.

7.Term and Termination. You will be an employee-at-will, and, subject to the terms and conditions or this Agreement, either you or the Company may terminate your employment at any time for any reason. You agree to give the Company at least 120 days' prior written notice in the event that you seek to terminate your employment, with the Company having the option to accept your resignation with immediate effect.

a.Severance. In the event that the Company terminates your employment for any reason other than death, disability, or "Cause", or you terminate your employment for “Good Reason”, you shall be entitled to the following severance rights provided that, within 60 days (or such shorter period as the Company may designate) following the termination of your employment, you have released the Company of all known and unknown claims (other than compensation already earned by you or contractually due to you under the terms of this Agreement or any vested stock option grant) by executing and delivering to the Company a separation agreement and release on a form to be provided to you by the Company at such time (releasing all releasable claims other than to payments under Section 7 or outstanding vested or vesting equity and including, among other things. obligations to cooperate with the Company and reaffirming your obligations under Exhibits A and B hereto):

i.For a period of 12 months from the date of your termination (the "Severance Period"), you shall receive a monthly severance payment equal to the monthly equivalent of your Base Salary (the “Severance Payments"), payable in accordance with the Company's normal payroll processing. In the event that you are terminated on a day other than the first day of the month, your Severance Payments for the first and last month shall be pro rated. You shall immediately inform the Company in writing in the event you become subsequently employed during the Severance Period or if you engage in a consulting agreement with a term of greater than 6 months and compensation greater than $20,000 per month for a third party during the Severance Period. In such an event, the Company’s Severance Payments to you will be reduced by 70% of your employment or contractor compensation during the Severance Period. Payment of the severance under this Section 7.a.i will commence in the first payroll period beginning after the Release becomes effective against you (provided that if the 60 day period for delivering an effective release ends in the calendar year subsequent to the calendar year in which your employment ended, no payment will be made before the first business day of such subsequent calendar year).

ii.During the Severance Period, you and your family shall continue to be allowed to participate in the Company’s benefit plans (excluding 401 (k)) as set forth in paragraph 6(d) above at the same cost to you as the cost historically paid by you for such plans during the term of your employment.

iii.Provided that the termination of your employment occurs within six (6) months after a Change of Control of the Company, all of the options referred to in Section 6.c shall be accelerate and become immediately exercisable on your termination date. You shall have 3 months in which to exercise any option that has so vested as of the date of such termination, after which time the options shall be void. As used herein. a "Change of Control of the Company'· shall only be deemed to occur upon (i) a sale of the Company to an unaffiliated party, or a merger of the Company, in each case where upon the completion of such transaction, an unaffiliated third party owns more than 50% of the issued voting stock of the Company; (ii) a sale of all or substantially all the assets of the Company to an unaffiliated third party; or (iii) a sale of IBEX to an unaffiliated party, or a merger of IBEX, in each case where upon the completion of such transaction, an unaffiliated third party own more than 50% of the issued voting stock of IBEX.

iv.     Cause. "Cause" shall exist upon: (i) a material breach by you of this Agreement (including but not limited to Exhibit A), or your material violation of a Company Policy or law or regulation pertinent to the Company's business or reputation; (ii) your failure, after receipt of written notice thereof and 3 days to cure such failure. to promptly follow any lawful directive of the Board of Directors; (iii) your engagement in any intentional misconduct or negligence in the performance of your Duties: (iv) your falsification or any reports or communications issued to any member of the Board of Directors or any employee, officer, agent, or director or IBEX, or any act by you of willful dishonesty, fraud, blackmail, or extortion, as determined by the Board in its reasonable discretion; (v) your commission of any act in competition with or materially detrimental to the best interests of the Company that is in breach of your fiduciary duties of care, loyalty, or good faith to the Company; or (vi) your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude.

b.Good Reason. "Good Reason” shall exist upon: (i) a material diminution in your Base Salary existing as of the date of this Agreement, other than as a result of a similar percentage reduction in the Base Salary of the other members of the Company's senior management; or (ii) the Company removing you from the office of Chief Executive Officer. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) you give the Company a written notice of the purported Good Reason (no more than 30 days after the initial existence of such event or circumstance), (y) such event or circumstance has not been corrected within 30 days following the Company’s receipt of such notice of termination, and (z) the resignation becomes effective not more than 180 days following the date of notice.

c.Effect on Officer and Director Positions. If your employment ends for any reason, you agree that you will cease immediately to hold any and all officer or director positions you then have with the Company or any affiliate (including IBEX), absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice). You hereby irrevocably appoint the Company to be your attorney-in-fact to execute any documents and do anything in your name to effect your ceasing to serve as a director and officer of the Company and any affiliate, should you fail to resign following a request from the Board to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this subsection will be conclusive evidence that it does so. The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this Section 7.d.

8.Effect of Section 409A of the Code.

a.General 409A Principles. For purposes of this Agreement, a termination of employment shall mean a '"separation from service"' as defined in Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A” of the "Code"). For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short-term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A l (b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and this Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy the conditions of that section.

b.    Six Month Delay. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A (a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment. compensation or other benefit will not be paid before the earlier of (a) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (b) the tenth (10th) day after the date of your death (as applicable, the “New Payment Date"). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date will be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

9.Miscellaneous.

a.    You represent and warrant that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would in any manner preclude you from fulfilling any of the duties or obligations you would have with the Company or which would result in any additional payment from the Company.

b.To the fullest extent allowed by law, the Company shall indemnify you and hold you harmless against any claim, proceeding, or judgment brought by a Third Party that arises out of the performance of your Duties (an “Indemnifiable Claim'"), provided that such claim does not arise out of or relate to a breach by you of this Agreement, or of any act by you of negligence, recklessness, or intentional misconduct or omission. As used herein, a “Third Party” is any party that is not an affiliate of IBEX or an affiliate of The Resource Group International. Ltd. You shall immediately notify the Company in writing upon becoming aware of an indemnifiable Claim. The Company shall have the right to select and control counsel in the defense of an indemnifiable Claim, and you shall provide the Company with cooperation, information, and assistance as reasonably required to defend against such claim. You shall not settle any indemnifiable Claim nor admit any liability or wrongdoing thereto, without the prior written consent of the Company. The Company's obligation set forth in this Section 9.b shall terminate upon the earlier to occur of the Company’s termination of your employment for “cause” or your breach of this Agreement. Except as so stated, the Company’s obligations to you in this Section 9.b shall survive the termination of your Employment.

c.This Agreement constitutes the entire agreement between you and the Company concerning your Employment with the Company. The Company and you agree that all understandings, oral agreements, and representations with respect to such Employment, whether made prior to or after your execution of this Agreement, are void and/or are superseded by this Agreement and may not be relied upon. This Agreement cannot be modified, changed, or amended, except in a writing signed by you and a duly-authorized representative of the Board. No waiver by the Company shall be effective unless set forth in a writing executed by an authorized representative of the Board. No person other than a party to this Agreement may enforce any of its terms. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or that may succeed to the Company’s assets or business, provided, however, that your obligations are personal and may not be assigned by you.

d.Any notice required by this Agreement shall be in writing and may be delivered personally, or by overnight courier, with respect to the Company, to the addresses of the Company’s headquarters, in all cases with an email copy to Jimmy Holland at jimmy.holland@ibexglobal.com and Mohammed Khaishgi at

mohammed.khaishgi@trgworld.com (or to any other email address that the Board may designate in writing to you), and with respect to you, to the address set forth in the signature block below or any other address that you may designate through written notice to the Company, in all cases with an email copy to you at ________________. Notices delivered personally shall be deemed delivered upon receipt. Notices delivered by overnight courier shall be deemed delivered on the business day immediately subsequent to placement of the notice with the overnight courier.

e.    As provided in the Arbitration Agreement attached hereto as Exhibit B, you hereby agree that in any claim or dispute arising out of, or related to this Agreement or to any aspect of Employment relationship, including but not limited to equitable or declaratory relief, the matter must be dealt with by binding arbitration under the terms of the Arbitration Agreement, except as explicitly excluded therein. This includes without limitation, all matters relating to the Agreement's formation, and validity, binding effect, interpretation. Performance, breach or termination. You agree that your sole recourse for any dispute arising out of your Employment or relating to the Company or its affiliates in any way (a “Dispute”) shall be against the Company only, and you hereby acknowledge and waive any right you may have to make any claim against any individual associated with the Company, its affiliates, or its shareholders or any past, present, or future, affiliate. Director, officer, agent, employee or attorney of any of thereof. All Disputes shall be kept as strictly confidential and may not be publicly disclosed or made available to the public in any way for any reason without the prior written consent of the Board.

f.This Agreement shall be governed by and construed in accordance with the laws of Washington, D.C. (without reference to the conflicts of laws provisions thereof). The federal or state courts of the District of Columbia shall have exclusive jurisdiction over any disputes not covered by the Arbitration Agreement (attached hereto as Exhibit B), and the Parties accordingly submit to the exclusive jurisdiction of such courts for this limited purpose. With respect to any such court action, the Parties hereto (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by the means specified under Section 9(c) of the Agreement: and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, inconvenient forum, or service of process. The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of the Agreement.

g.This Agreement may be executed in multiple counterparts, that together, when executed shall be an original and constitute one instrument. Copies of signed counterparts that are sent via facsimile or transmitted electronically between the Parties shall be deemed to be originals for purposes of establishing execution by either or both Parties. This Agreement may be executed electronically with record of the transaction held electronically by either or both Parties.

[signature page to follow]

We at the Company are enthusiastic about your joining us. Please formally record your acceptance of our offer by signing and completing the acknowledgement below. Please return a copy of the executed letter to the Company and keep the second copy for your records.

IN WITNESS HEREOF, the Parties have agreed to enter into this Agreement as of the date first forth above:

TRG Customer Solutions, Inc. (dba IBEX Global Solutions)
1700 Pennsylvania Avenue NW, Suite 560, Washington, DC 20006, USA

/s/ Mohammed Khaishgi
Name: Mohammed Khaishgi
Title: Interim CEO

Employee’s signature:

/s/ Robert Dechant
Name: Bob Dechant

Print address:
_____________ ------------------

EXHIBIT A
COVENANTS AND OBLIGATIONS
1.Definitions.

1.1All capitalized terms not expressly defined in this Exhibit shall have their meaning as defined in the Agreement.

1.2"Company" means TRG Customer Solution, Inc. (dba IBEX Global Solutions) and those entities controlling, controlled by, or under common control with, the Company, where “control'' being deemed where the controlling entity holds 50% or more of the voting securities or membership interests of the controlled entity) or otherwise has the power, directly or indirectly, to control the day to day affairs of the controlled entity. The “Company” shall be deemed to include, but not be limited to, IBEX Global Solutions Plc.

1.3“Confidential Information” means all information of any nature in any form, whether disclosed in writing, orally, or electronically, that is disclosed to or known by you as a consequence of or through Employment with the Company, whether such information is developed by the Company, was disclosed or created before or after the Commencement Date, or is submitted to the Company in confidence by third parties. Confidential Information shall include, without limitation, all writings, memoranda, copies, reports, records, papers, surveys, analyses, drawings, letters, computer printouts, computer programs (source and object code), computer applications, computer processing techniques, methodologies, proposals, bids, processes, specifications, customer data (such as customer lists, identities. and requirements), contacts, licenses, business methods, business processes, business techniques, business plans, financial records, employee compensation, marketing plans, data, graphs, charts, sound recordings, pictorial representations, inventions, prototypes, and samples (whether or not patentable or copyrightable). Confidential Information does not include information that was (i) part of the public domain at the time of disclosure to you or becomes part of the public domain, other than by a breach of an obligation to maintain confidentiality; (ii) acquired by you from a third party without an obligation of confidentiality; or (iii) approved for public release in writing by the Company.

1.4“Effective Date” means your first date of employment with the Company.

1.5"Intellectual Property Right” means all of the world-wide legal rights of, in and to the following: (i) patents, patent applications, and invention disclosures; (ii) copyrights and works or authorship, including without limitation textual, masks, audio/visual works, "look and feel,” and derivative works; (iii) trademarks, service marks, trade names, and trade dress, together with all goodwill associated therewith; (iv) trade secrets, know-how, and proprietary and confidential information; (v) moral rights’ (vi) design rights; (vii) domain names; (viii) any 1ights analogous lo those set forth in the preceding clauses; and (ix) any applications, registrations, divisions, combinations, continuations, renewals, reissues, extensions, and translations of the foregoing (as applicable); whether existing on Effective Date or thereafter filed, issued, or acquired.

2.Confidentiality.

2.1    Non-Disclosure. During your Employment, the Company may disclose to you Confidential Information as appropriate or necessary for you to perform your duties and any training associated therewith, and you shall generate and contribute to Confidential Information in connection with your duties. You hereby covenant and agree that you shall not, during your Employment and for the maximum period thereafter as permitted by law, disclose to any person, nor use, any Confidential Information except as required in the course of Employment with the Company or as authorized with the prior written consent of the Board. You agree to use your best efforts (and, at minimum, commercially-reasonable efforts) to prevent accidental or negligent loss or release of Confidential Information to any unauthorized persons or entities and shall immediately notify the Company in writing if any such loss or release occurs.

2.2    Return of Company Property. Within 5 calendar days upon termination of your Employment for any reason (or upon the Company's earlier request), you shall return to the Company all property of the Company then in your possession or under your control and all property made available to you in connection with your Employment with the Company, including without limitation, Confidential Information, Company credit cards, any and all records, drawings, manuals, models, notes, reports, contact information, papers and documents kept or made by you in connection with your Employment with the Company, all computer hardware or software, files, memoranda, correspondence, vendor and customer lists, financial data, keys, and security access cards or devices. Without limiting the foregoing, you agree to return all documents, programs, files, materials, and electronically stored information that (i) may contain or be derived from any Confidential Information, Works or Inventions (all as defined herein) or (ii) may be connected with or derived from your Employment with the Company. You hereby waive any right you may have to keep any information private from the Company or its legal counsel that may be contained or embedded in any of the foregoing, including but not limited to any computer device or storage medium furnished to you by the Company, and any non-Company email accounts.

2.3    Right of Inspection. For the purposes of verifying that the Company’s Confidential Information is not being misused or misappropriated, during the term of your Employment and within 60 days after the termination of your Employment for any reason, or in any litigation or arbitration involving or otherwise touching upon your Employment with the Company, the Company may issue an “Inspection Notice” to you requiring you to deliver to the Company: (1) all computer devices and electronic storage mediums that you own or over which you have control (and provide access codes and passwords) that you have used in connection with your employment with the Company; and (2) access codes and passwords to any personal email account or other personal electronic communication accounts or records that are controlled by you, or that are maintained by a third party on your behalf, that you have used in connection with your employment with the Company. Upon receiving an Inspection Notice, you shall have 10 days to comply with the notice or otherwise be deemed to be in material breach of this exhibit. You hereby consent to the Company’s inspection of such computer devices, electronic storage mediums, and personal electronic communication accounts and waive any right you may have to keep private from the Company or their legal counsel any information that may reside on such devices, mediums, or accounts.

3.Works Made for Hire.

3.1    Works Made for Hire. You acknowledge and agree that to the extent permitted by law, all work papers, reports, memoranda, research materials, documentation, drawings, photographs, negatives, tapes and masters, prototypes, contributions to a collective work, audio/visual works, translations, supplementary works, compilations, instructional texts, and all other copyrightable materials generated by you during and in connection with your relationship with the Company, including without limitation, any and all such materials generated and maintained on any form of electronic media (collectively, "Works") shall be considered “works made for hire” and that authorship and ownership of any and all copyrights in any and all such works shall belong solely to the Company, including all aspects, elements, and components thereof in which any copyright can subsist and all rights to apply for copyright registration or to prosecute any claim or infringement of such Works.

3.2    Assignment of Works. To the extent that any Works are not deemed to be "works made for hire”, you hereby irrevocably transfer, grant, convey, assign, and relinquish, all right, title, and interest in such Works, including all Intellectual Property Rights, to the Company, its successors, assigns. or nominees for no further consideration.

4. lnventions

4.1 Assignment of Inventions. You hereby transfer, grant, convey, assign, and relinquish to the Company, or to those successors, assigns, or nominees that the Company may designate, all of your right, title, and interest (including all Intellectual Property Rights) in and to any ideas, discoveries, inventions, disclosures, and improvements (whether patentable or unpatenable) made, conceived, or suggested by you in whole or in part, either solely or jointly with others, during the course of your relationship with the Company or within I year following termination of your relationship with the Company, which were made with the use of the Company’s time, materials, or facilities or that are in any way within or related to the existing or the contemplated scope of the Company’s prospective business (collectively, the “Inventions"). To avoid ambiguity, any Inventions created by you shall be automatically assigned to the Company, or to those successors, assigns, or nominees that the Company may designate, upon conception.

4.2    Duty of Disclosure. You acknowledge and agree to communicate promptly and disclose to the Company, in such form and at such time as the Company requests, all information, details, material, and data pertaining to any Inventions.

4.3    Duty to Cooperate. Upon request by the Company, you shall at any time during your Employment with the Company or alter termination thereof, execute and deliver to the Company all appropriate documents and perform all acts which the Company may request in order to apply for, obtain, maintain, and prosecute any copyrights, trademarks, patents, or other Intellectual Property Rights in any Works or Inventions, or in order to perfect the assignments and transfer of rights in and to the Works or Inventions hereunder, at the expense of the Company, but without further or additional consideration to you.

4.4Prior Intellectual Property Rights. Prior to or concurrent with your execution of your Employment Agreement, you agree to provide the Company with written notice of any actual ownership rights by you (or rights assigned to a prior employer(s)) to all copyrights, ideas, discoveries, inventions, disclosures, and improvements (whether patentable or unpatentable) made, conceived, or suggested by you in whole or in part, either solely or jointly with others, that: (i) exist as of the Effective Date; and (ii) that are related to the business of the Company ("Prior Intellectual Property Right"). You agree that, other than the Prior Intellectual Property Rights set forth in such written notice and agreed to by the Company, you shall be deemed to have assigned pursuant to section 4.1. to the Company, its successors, assigns, or nominees, all copyrights, ideas, discoveries, inventions, disclosures, and improvements (whether patentable or unpatentable) made, conceived, or suggested by you in whole or in part, either solely or jointly with others, that are related to the business of the Company, unless you demonstrate through written records and other evidence that such copyright, idea, discovery, invention, disclosure, or improvement made no use of any Confidential Information, time, materials, facilities, or other resources of the Company.

5.Nonsolicitation and Noncompete.

5.1    Non-Solicitation of Employees. You agree that during your Employment and for a two-year period following termination of employment for any reason, you will not, without the prior written consent of the Board, directly or indirectly (including without limitation as an individual, officer, director, proprietor, employee, partner member, creditor, consultant. advisor. sales representative. agent. or investor of more than five percent (5%) of the issued equity of a corporate entity), solicit. request, cause. or encourage any employee, officer. director. or consultant of the Company, who was known to you during your employment. to terminate or detrimentally modify their employment, officer, director, or consulting relationship with the Company.

5.2    Non-Solicitation of Customers. You agree that during your employment and for a two-year period following termination of employment for any reason, you will not, without the prior written consent of the Board. directly or indirectly (including without limitation as an individual, officer, director, proprietor, employee, partner, member, creditor, consultant, advisor, sales representative, agent, or investor of more than five percent (5%) of the issued equity or a corporate entity), solicit, request, cause, or encourage any actual, past, or prospective customer of the Company who was known to you during your Employment. to detrimentally modify. reduce, or terminate their actual or prospective customer relationships with the Company. or to otherwise do business with any business engaged in offering services or products similar to. or competing with. or reasonably competing with. the services or products offered by the Company.

5.3    Non-Compete. You agree that during the term of Employment, and for a 15 month period following termination of such Employment for any reason, you shall not directly or indirectly engage, regardless of whether such engagement be as an individual, officer, director, proprietor, employee, partner, member, investor (other than solely as a passive holder of less than 5% of the outstanding equity of a corporate entity that is publicly traded), creditor, consultant, advisor, sales representative, agent, or other participant, anywhere in the Restricted Area, in a Restricted Business. “Restricted Area” means all countries or geographic areas where the Company conducts business or services, including but not limited to the continental United States, The United Kingdom, and the Philippines. You recognize that the business of the Company is conducted on a worldwide scale and thus that this geographic area is reasonable. “Restricted Business” means any venture, enterprise, activity or business engaged in a business, directly or indirectly, competing with or reasonably likely to compete with, the actual or prospective business of the Company, including without limitation, any business which provides in or from the Restricted Area, contact center services.

5.4    Notification of Employment Search. To address any working concerns you may have, and to improve communication or such concerns between you and the Company, you agree to notify the Board in writing of any Interviews within five days of such Interview having occurred. Should you fail to provide the notice required herein, such failure shall constitute “Cause” under your Agreement. Further, should you fail to provide the required notice and voluntarily terminate your employment with the Company to work for the entity that was the subject of the Interview, at the Company’s option: (i) the vesting of any of your granted stock options shall deemed to have ceased as of the date of the Interview having occurred; and/or (ii) the Company may repurchase from you any or all equity you own in the Company, whether arising from your exercise of vested stock options or otherwise, at the same price at which you purchased such equity. You and the Company agree that these acts, are compensatory, not punitive, and are intended to compensate the Company to search for and obtain a suitable replacement for you, as well as the Company’s costs for covering your job duties while a suitable replacement is found. As used herein. “Interview" means a job interview where you meet in detailed face to face meetings with one or more prospective employment supervisors or any member of a prospective employer’s board of directors to discuss potential employment compensation for you and your potential suitability to work with such prospective employer.

5.5    Non-Disparagement. You agree that, during the term of your Employment with the Company and up to the maximum extent allowed by law thereafter, you shall not disparage or criticize the Company, its corporate affiliates, nor any of their respective principals, directors, officers, or employees, including without limitation making any statements that are or could be harmful to the Company’s goodwill with its customers, vendors, employees, the media or the public, provided that disparaging or critical remarks made internally within the Company during your Employment in furtherance of your Employment are not prohibited, and nothing herein should be construed as preventing you from making truthful disclosures in any litigation or arbitration or in response to government inquires.

6.General.

6.1Severability. If any provision of this schedule is found to be invalid, illegal, or unenforceable, then, notwithstanding such provision, all other provisions of this schedule shall remain in full force or effect, and the terms of such provision shall be limited to the extent necessary to render the provision valid, legal, and enforceable.
6.2Other Agreements. You hereby represent that your performance or all the terms of the Agreement and this Exhibit and the performance of your duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company. You also represent that you are not a party to or subject to any restrictive covenants, legal restrictions, policies, commitments or other agreements in favor or any entity or person that would in any way preclude, inhibit, impair or limit your ability to perform your obligations under this Agreement, including noncompetition agreements or nonsolicitation agreements, and you further represent that your performance of the duties and obligations under the Agreement does not violate the terms of any agreement to which you are a party. You agree that you will not enter into any agreement or commitment or agree to any policy that would prevent or hinder your performance of duties and obligations under the Agreement.

6.3Injunctive Relief and Specific Performance. You agree that a breach of any covenant set forth in this Exhibit shall result in irreparable and continuing harm to the Company for which there is no adequate remedy at law. You agree that in the event of your actual, threatened, or intended breach of this schedule, the Company shall have the right to seek injunctive relief or specific performance in a court of law without the posting of any bond. You hereby consent to the imposition or such relief, without the necessity of proof or actual damage, in order to prevent or restrain or restrain any such actual, threatened, or intended breach of this Exhibit. You agree that injunctive relief and specific shall be cumulative to any other remedy that the Company may seek for a breach of this Exhibit. The periods for compliance set forth in Sections 5.1 through 5.3 shall be extended by any period of time during which you are in breach of the covenants set forth therein.

6.4Controlling law and Forum. In accordance with the Agreement, you agree that the provisions in this Exhibit shall be governed by the laws of the District of Columbia regardless of conflict of law principles. The federal or state courts of the District of Columbia shall have exclusive jurisdiction over any disputes brought by the Company arising out of or relating to any provision in this Exhibit, and you accordingly submit to the exclusive jurisdiction of such courts for this limited purpose. With respect to any such court action, you hereto (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by the means specified under Section 9(c) of the Agreement; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, inconvenient forum, or service of process.

6.5    Employee Status. Nothing in this Exhibit shall be used to construe you as anything other than an at-will employee of the Company. You understand that your Employment with the Company may be terminated in accordance with the Agreement.

EXHIBIT B
ARBITRATION AGREEMENT
A.Mutual Consent

The Company and you mutually consent to the resolution, by final and binding arbitration, of any and all arbitrable claims or controversies ("claim''), except to the extent limited by Section B of this Arbitration Agreement, that the Company may have against you or that you may have against the Company, its affiliates, its shareholders. or their respective officers, directors, partners, owners, employees or agents in their capacity as such or otherwise, arising out of or relating to your Employment or any other relationship you have with the Company or its affiliates, including but not limited to, any claims arising out of or related to your Agreement or this Agreement to Arbitrate (this "Arbitration Agreement") or the breach thereof, or any question relating to the Arbitration Agreement's existence, validity or termination. Legal disputes covered by this Arbitration Agreement include, but are not limited to: (i) claims or charges of discrimination (including, but not limited to. race, color, religion, creed, sex, sexual orientation, or sexual or other unlawful harassment, pregnancy, national origin, ancestry, age, physical or mental handicap or disability, genetic disposition or carrier status, marital status, veteran's status, retaliation, or any other category protected under applicable federal, state or local fair employment practices law and specifically including but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities of 1990, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974 ("ERISA"), any state fair employment practices law such as the District of Columbia Human Rights Act of 1977, D.C. Code§ 2-1401.01 et seq.; (ii) claims for breach of contract or promissory estoppel; (iii) tort claims, wrongful discharge claims, defamation and unfair business practices claims; and (iv) claims for wages, commissions, bonuses, severance, stock options and other equity, employee benefits or other compensation, whether pursuant to contract, state wage and hour laws, the Fair Labor Standards Act, ERISA, or any other law concerning wages, compensation or employee benefits.

The claims shall be settled exclusively by binding arbitration in accordance Employment Arbitration Rules and Mediation Procedures ("AAA Rules") of American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any claim or controversy not submitted to arbitration in accordance with this Exhibit (other than claims covered by Exhibit A, claims for workers compensation, or claims that cannot legally be submitted to arbitration) shall be waived, and thereafter no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy.

THE COMPANY AND YOU FULLY UNDERSTAND THAT, ABSENT THIS ARBITRATION AGREEMENT, LEGAL CLAIMS BETWEEN THE PARTIES COULD BE RESOLVED THROUGH THE COURTS AND A JURY BUT EXPRESSLY AGREE TO FOREGO THE TRADITIONAL LITIGATION SYSTEM IN FAVOR OF BINDING ARBITRATION.

B.Claims Not Covered by this Arbitration Agreement

The Arbitration Agreement does not apply to actions by the Company for injunctive and/or other equitable relief, including but not limited to claims for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which you understand and agree that the Company may seek and obtain relief from a court of competent jurisdiction. You agree that any actions by you for injunctive, equitable, or declaratory relief, is covered by this Arbitration Agreement and is subject to arbitration.

C.Class Action Waiver

Except as otherwise required under applicable law, the Parties agree that neither of them will assert class action or representative action claims against the other, whether in arbitration or otherwise, which actions are hereby waived: and each or the Parties shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person.

D.Arbitration Rules and Applicable Law

The Parties agree that the Federal Arbitration Act ("FAA") will govern this Arbitration Agreement and the interpretation and enforcement of the arbitration proceeding, including any actions to compel, enforce, vacate, or confirm proceedings, awards or orders issued by the Arbitrator. The Proceedings under this Arbitration Agreement will be administered by the AAA pursuant to the AAA Rules, except as provided in this Arbitration Agreement. Except as provided in this Arbitration Agreement or the AAA Rules, the Arbitrator shall apply the state or federal law of Washington D.C. including laws establishing burdens of proof. This Arbitration Agreement does not enlarge substantive rights of either party available under existing law.

THE FACT OF ANY ARBITRATION, AND ANY PROCEEDINGS, CLAIMS, OR DISPUTES RELATING TO THE ARBITRATION, SHALL BE KEPT BY YOU AS STRICTLY CONFIDENTIAL, AND SHALL BE DEEMED TO BE THE COMPANY'S CONFIDENTIAL INFORMATION.

E. Initiation of Arbitration and Time Limits

A party may initiate arbitration proceedings under this Arbitration Agreement by serving a written Request for Arbitration on AAA forms (a “Request for Arbitration”). The Request for Arbitration must describe the nature of the dispute and the specific remedy sought and must be simultaneously mailed to all other parties to the dispute. Except for a claim asserting fraudulent or intentional wrongdoing, a Request for Arbitration must be filed within one year of the date when the cause of action first arose or be deemed waived. Any failure to timely request arbitration constitutes a complete waiver of all rights to raise any claims in any forum relating to any dispute that was subject to arbitration. The time limitations in this paragraph are not subject to any type of tolling.

F.The Arbitrator

All disputes will be resolved by a single Arbitrator selected from a list provided by the AAA pursuant to the AAA Rules. The Arbitrator has the authority to determine the arbitrability of the dispute itself and to rule on any motions regarding discovery or the pleadings, including motions to dismiss and for summary judgment, and, in doing so, shall apply the standards set forth in the Federal Rules of Civil Procedure (except as otherwise set forth in this Arbitration Agreement), and to order any and all equitable or legal relief which a party could obtain from a court of competent jurisdiction on the basis of the claims made in the dispute. The arbitrator shall have no power to vary or ignore the terms of this Arbitration and shall be bound by controlling law and the Federal Rules of Evidence.

G. Hearing Location and Language

Unless the parties agree otherwise in writing, the hearing shall take place at the Company's offices in Washington DC.

H.Arbitration Fees and Costs

The Company shall pay any filing fee and the fees and costs of the arbitrator; provided, however, that if you are the party initiating the arbitration, you will pay an amount equivalent to the filing fee that you would have paid to file a civil action or initiate a claim in the court of general jurisdiction in the state in which you performed services for the Company. Each party shall pay for its own costs and attorneys’ fees, if any; provided, however that the arbitrator will award reasonable attorney's fees and costs to the prevailing party in any arbitration, unless otherwise prohibited by law.

I.Severability

In the event that any provision or this Arbitration Agreement is determined by the Arbitrator or by a court of competent jurisdiction to be illegal, invalid or unenforceable to any extent, such provision shall be enforced to the extent permissible under the law and all remaining provisions of this Arbitration Agreement shall remain in full force and effect.

J.Miscellaneous Provisions

1.The parties understand and agree that their promises to arbitrate claims, rather than to litigate them before courts or other bodies, provide consideration for each other.

2.This Arbitration Agreement to arbitrate shall survive the termination of your Employment with the Company. It can only be revoked or modified in writing signed by authorized representatives of the parties, which specifically state intent to revoke or modified this Arbitration Agreement. Only the Board of the Company can revoke or modify this Arbitration Agreement on behalf of the company.

3.Notwithstanding anything to the contrary herein, to the extent that you seek to subpoena, or otherwise legally compel, a third party for information or testimony, and if such third party is an actual, past, or prospective customer of the Company or its affiliates, or is an employee, officer, or director of such customer, then no subpoena or other legal process may be issued to such third party unless:

i.the Company agrees in writing to the issuance of the subpoena or legal process; or

ii.upon written motion from you seeking to issue the subpoena or legal process, in which motion you shall have the burden of persuasion and the burden of proof, the Arbitrator finds good cause to issue such subpoena or legal process.

4.This Arbitration Agreement, together with the employment agreement to which it is attached, is the complete agreement of the parties on the subject of arbitration of disputes.

5.This Arbitration Agreement is not, and shall not be construed to create, any contract of employment, express or implied.

IBEX GLOBAL

IN WITNESS HEREOF, the Parties have agreed to enter into this Arbitration Agreement as of the date set forth on the first page of the employment agreement:

TRG Customer Solutions, Inc. (dba IBEX Global Solutions)
1700 Pennsylvania Avenue NW, Suite 560, Washington. DC 20006. USA

/s/ Mohammed Khaishgi

Name: Mohammed Khaishgi
Title: Interim CEO

Employee's signature:

/s/ Robert Dechant
Name: Bob Dechant